FORBEARANCE AGREEMENT

       This Forbearance Agreement (this "Agreement") is entered into as of February 14, 2003, by and between SILICON VALLEY BANK ("Bank") and EXABYTE CORPORATION, a Delaware corporation (the "Borrower"), with reference to the following facts:

       A.        Borrower has borrowed funds from Bank (the "Loan") pursuant to that certain Loan and Security Agreement by and between Bank and Borrower dated as of June 18, 2002 (as amended from time to time, collectively, the "Loan Agreement").

       B.        As of the date hereof, there is owing under the Loan Agreement a principal amount of Twelve Million Six Hundred and Twenty-Seven Thousand Two Hundred Seventy-Three Dollars and Two Cents ($12,627,273.02), together with accrued but unpaid interest and costs of enforcement. Such amount, plus accruing interest and costs and accrued and accruing attorneys' fees and costs are hereinafter sometimes referred to herein as the "Existing Debt." After the date of this Agreement, the Existing Debt may increase and/or decrease in accordance with the Loan Agreement as modified by the Modification Agreement (defined below).

       C.        Borrower's obligations under the Loan Agreement are secured by, among other things first priority liens and security interests in all assets of Borrower (the "Collateral") as more particularly described in the Loan Agreement.

       D.        Borrower acknowledges and agrees that: (i) the Loan Agreement sets forth the legal, valid, binding and continuing obligations of Borrower to Bank, (ii) all actions taken by Bank with respect to the Loan Agreement and the Collateral have been commercially reasonable, and (iii) Bank has properly and fully performed in a timely and reasonable manner all their obligations thereunder.

       E.        Certain Events of Default (collectively, the "Existing Default") have occurred and are continuing under the Loan Agreement by way of, among other things, Borrower's breach, as of December 31, 2002, of the Minimum Revenue and Minimum Tangible Net Worth Covenants contained in Section 5 of the Schedule to the Loan Agreement and its default under Sec. 7.1(o) of the Loan Agreement. The Existing Default entitles Bank immediately to enforce all the remedies set forth in the Loan Agreement. Borrower has asked Bank to forbear from exercising those remedies as a result of the Existing Default, and Bank has agreed, provided Borrower enters into this Agreement and performs the undertakings set forth herein.

       NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

       1.        Defined Terms. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

       2.        Acknowledgement of Liability. As of the date of this Agreement, Borrower owes Bank an amount equal to the Existing Debt. Borrower reaffirms all of its obligations under the Loan Documents and hereby forever releases, waives and relinquishes any and all claims, off sets or defenses that Borrower may now have with respect, directly or indirectly, to the payment of sums due to Bank, the Bank's origination, disbursement, administration or collection of the Loan and the performance of other obligations under the Loan Documents. The security interests granted to Bank in the Loan Documents in the Collateral remain perfected, first priority liens.

       3.        Forbearance. Borrower acknowledges that the Existing Default entitles Bank immediately to exercise all of its remedies accruing under the Loan Documents. Borrower further acknowledges and agrees that Bank is not in any way agreeing to waive such Existing Default as a result of this Agreement or the performance by the parties of their respective obligations hereunder or thereunder. Subject to the conditions contained herein and performance by Borrower of all of the terms of this Agreement and the Loan Documents after the date hereof Bank shall, until the earlier of (i) February 28, 2003 or (ii) such date that there shall occur any further Event of Default (the "Forbearance Period"), forbear from exercising any remedies that it may have against Borrower as a result of the occurrence of the Existing Default. Such forbearance does not apply to any other Event of Default or other failure by Borrower to perform its obligations in accordance with the Loan Documents or this Agreement. This forbearance shall not be deemed a continuing waiver or forbearance with respect to any Event of Default of a similar nature that may occur after the date of this Agreement. Notwithstanding anything contained in the Loan Agreement to the contrary, during the Forbearance Period, the Credit Limit contained in Section 1 of the Amended Schedule shall not exceed $15,000,000.

       4.        Ratification by Borrower of Bank's First Priority Security Interest in Collateral. Borrower hereby confirms and ratifies Bank's first priority lien and security interest in and to all Collateral, including all presently existing and hereafter acquired Collateral, subject only to Permitted Liens. Borrower shall execute such security agreements, financing statements and other documents as Bank may from time to time reasonably request to carry out the terms of this Agreement and the Loan Documents. Borrower authorizes Bank to file such financing statements and amendments relating to the Collateral. Such liens and security interests shall secure all of the obligations of Borrower under this Agreement and the Loan Documents.

       5.        Modification; Amendment of Schedule. The parties agree to and adopt the Amended Schedule to Loan and Security Agreement attached hereto as Exhibit A (the "Amended Schedule") to replace and supersede the original schedule to the Loan Agreement, as previously amended, effective on the date of this Amendment, except as otherwise provided in the Amended Schedule. Contemporaneously with the execution and delivery of this Agreement, Borrower shall execute and deliver to Bank a Modification Agreement (the "Modification Agreement") modifying the Loan Documents in accordance with the Amendment of Schedule, which Modification Agreement shall be in form and substance satisfactory to the Bank.

       6.        Fee. As consideration for the forbearance of Bank as set forth in paragraph 3 hereof, and the other covenants and undertakings of Bank contained herein, Borrower has paid to Silicon at the time of execution of this Forbearance Agreement, the sum of $125,000, by debit to Borrower's accounts held by the Bank which is hereby authorized by Borrower. Bank acknowledges receipt of said amounts. In addition, Borrower agrees to pay the Bank Expenses as provided in paragraph 7.

       7.        Bank Expenses. Borrower shall reimburse Bank for all expenses incurred by Bank, at any time on, before or after the date hereof in connection with (i) preparing and negotiating this Agreement; (ii) protecting Bank's security interests and liens in the Collateral; and (iii) any matters contemplated by or arising out of this Agreement or the Loan Documents including, by way of illustration only, any action taken (a) to commence, prosecute, defend or intervene in any litigation (adversary proceeding or otherwise) or to file a petition, complaint, answer, motion or other pleadings, (b) to take any other action in or with respect to any suit, case, motion, appeal or proceeding (bankruptcy or otherwise), (c) to draft documents in connection with any of the foregoing or in connection with any proposed modification or amendment of this Agreement or the Loan Documents, or any proposed waiver, extension or refinance of the Existing Debt, including, but not limited to, all outside counsel fees incurred by Bank in connection with the preparation and negotiation of this Agreement and the Loan Documents, (d) to protect, collect, lease, sell, take possession of or liquidate any of the Collateral or assets of Borrower, (e) to attempt to enforce any rights of Bank to collect any part of the Existing Debt, or (f) any matter relating to the ongoing administration of this Agreement or the Loan Documents (collectively "Bank Expenses"). Bank Expenses shall also include all expenditures by Bank, including payment made by Bank for taxes, insurance, assessments, costs or expenses which Borrower is required to pay under this Agreement or the Loan Documents, but fails to pay; reasonable inside and outside counsel fees and any expenses, costs and charges relating to such expenditures (including, without limitation, all reasonable fees of legal assistants and other staff employed by such attorneys); and all other expenses of any kind whatsoever incurred by Bank in connection with administration of this Agreement and the Loan Documents, whether such expenditures, fees and expenses are incurred before, after or in connection with the commencement of an insolvency proceeding, including any actions taken in connection with cash collateral orders, motions for relief from any stays, preparation for any objections to plans of reorganization and any other negotiations, actions or appeals entered into, taken or made in connection with the reorganization, bankruptcy or liquidation of Borrower or the Collateral. With respect to any Bank Expenses owing by Borrower to Bank incurred prior to the execution of this Agreement, such amounts shall be paid by debit to Borrower's accounts held at the Bank immediately upon notice to Borrower of the amount to be so debited. With respect to all other Bank Expenses owing by Borrower to Bank, such amounts shall be paid immediately upon notice to Borrower of the amount to be paid and payment shall be made by debit to Borrower's accounts at the Bank.

       8.        Representations and Warranties.

              (a)        Borrower hereby represents and warrants that no Event of Default or failure of condition exists, or would exist with notice or lapse of time or both under any of the Loan Documents, other than the Existing Default.

              (b)        The Forbearance Period granted pursuant to the terms of this Agreement is reasonable.

              (c)        All representations and warranties of Borrower in this Agreement and the other Loan Documents are true and correct as of the date hereof, and shall survive the execution of this Agreement.

       9.        Default. In addition to all other Events of Default under the Loan Documents, the following shall constitute Events of Default:

              (a)        Borrower's failure to pay any amount when due under this Agreement or to perform any covenant or other agreement contained in this Agreement or any other document entered into pursuant hereto; and

              (b)        Bank's determination, in its reasonable judgment, that Borrower is reasonably likely not be able to pay all or any part of the Obligations, or to satisfy any condition, or to perform any obligation under this Agreement or any of the Loan Documents.

       10.        Rights and Remedies.

              (a)        Upon the occurrence and during the continuance of an Event of Default other than an Existing Default, and, in any event, upon expiration of the Forbearance Period, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                     (i)        Without notice to Borrower, set off and apply to the amounts due and owing under the Loan Documents and this Agreement:

                            (1)        any and all cash or certificates of deposit held by Bank for whatever purpose;

                            (2)        indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

                     (ii)       Take action against Borrower for payment under the Loan Documents and this Agreement; and/or

                     (iii)      Exercise any right and remedy authorized by the Loan Documents and/or this Agreement and/or applicable law.

              (b)        Bank's rights and remedies under this Agreement, the Loan Documents and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on the part of Borrower shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. Bank shall have the right to take any action it deems necessary against Borrower in order to enforce or perfect, or to realize on its security interest in the Collateral.

       11.        Conditions Precedent. The effectiveness of this Agreement is subject to Bank's receipt of all of the following:

              (a)        This Agreement and such other agreements and instruments reasonably requested by Bank pursuant hereto (including such documents as are necessary to create and perfect Bank's interest in the Collateral), each duly executed by Borrower;

              (b)        A certificate of the secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement, in form acceptable to Bank;

              (c)        Borrower shall execute and deliver to the Bank the Modification Agreement as contemplated under section 5 hereof; and

              (d)        Such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate.

       12.        Waiver of Notice and Cure. Borrower acknowledges that the existence of the Existing Defaults, but for this Agreement, would have entitled Bank to exercise all the remedies available to Bank under the Loan Documents and applicable law. With respect to the Existing Default, Borrower waives all notices of default and rights to cure that are otherwise provided in the Loan Documents or applicable law, including, but not limited to, rights to notice and redemption under California Uniform Commercial Code sections 9611, 9620 and 9623 (and all similar ordinances and statutory, regulatory, or judicially created laws or rules of any jurisdiction). Borrower further waives any claim that a sale or other disposition by Bank of the Collateral is not commercially reasonable because Bank disclaims any warranties with respect to such sale or other disposition, including, without limitation, disclaimers of warranties relating to title, possession, quiet enjoyment, or the like.

       13.        Release.

              (a)        Borrower acknowledges that Bank would not enter into this Agreement without Borrower's assurance that Borrower currently has no claims against Bank or any of Bank's officers, directors, employees or agents. Except in connection with Bank's obligations arising hereafter under this Agreement or under the Loan Documents, Borrower releases Bank, any person or entity that has obtained any interest from Bank under the Loan Documents and each of Bank's and entity's officers, directors and employees from any known or unknown claims which Borrower now has against Bank of any nature, including any claims that Borrower, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Documents or the transactions contemplated thereby. Borrower waives the provisions of California Civil Code section 1542 (and all similar ordinances and statutory, regulatory, or judicially created laws or rules of any jurisdiction), which states:

              A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

              (b)        The provisions, waivers and releases set forth in this section are binding upon Borrower and Borrower's shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest.

              (c)        The provisions of this section shall survive payment in full of all of Borrower's indebtedness to Bank, full performance of all the terms of this Agreement and the Loan Documents, and/or Bank's actions to exercise any remedy available under the Loan Documents or otherwise.

              (d)        Borrower warrants and represents that Borrower is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and Borrower has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof. Borrower shall indemnify and hold harmless Bank from and against any claim, demand, damage, debt, liability (including payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any assignment or transfer.

       14.        Further Assurances. Borrower will take such other actions as Bank may reasonably request from time to time to perfect or continue Bank's security interests in Borrower's property, and to accomplish the objectives of this Agreement.

       15.        Consultation of Counsel. Borrower acknowledges that Borrower has had the opportunity to be represented by legal counsel of its own choice throughout all of the negotiations that preceded the execution of this Agreement. Borrower has executed this Agreement after reviewing and understanding each provision of this Agreement and without reliance upon any promise or representation of any person or persons acting for or on behalf of Bank. Borrower further acknowledges that Borrower and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof and the delivery and acceptance of the consideration described herein.

       16.        Miscellaneous.

              (a)        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank and their respective successors and assigns; provided, however, that the foregoing shall not authorize any assignment by Borrower of its rights or duties hereunder.

              (b)        Integration. This Agreement and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Agreement; except that any financing statements or other agreements or instruments filed by Bank with respect to Borrower shall remain in full force and effect.

              (c)        Entire Agreement. This Agreement and the Loan Documents contain the entire agreement of the parties hereto and supersede any other oral or written agreements or understandings with respect to the subject matter hereof and thereof.

              (d)        Course of Dealing; Waivers. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank's failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

              (e)        Time is of the Essence. Time is of the essence as to each and every term and provision of this Agreement and the other Loan Documents.

              (f)        Counterparts. This Agreement may be signed in counterparts and all of such counterparts when properly executed by the appropriate parties thereto together shall serve as a fully executed document, binding upon the parties.

              (g)        Legal Effect. The Loan Documents remain in full force and effect. If any provision of this Agreement conflicts with applicable law, such provision shall be deemed severed from this Agreement, and the balance of this Agreement shall remain in full force and effect.

              (h)        WAIVER OF JURY. BANK AND BORROWER ACKNOWLEDGE AND AGREE THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY JURY EXCEED THE TIME AND EXPENSE REQUIRED FOR A BENCH TRIAL AND HEREBY WAIVE, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, RELATED TO OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

              (i)        Assignment and Indemnity. Borrower consents to Bank's assignment of all or any part of Bank's rights under this Agreement and the Loan Documents. Borrower shall indemnify and defend and hold Bank and any assignee of Bank's interests harmless from any actions, costs, losses or expenses (including reasonable attorneys' fees) arising out of the Obligations including Borrower's obligations hereunder; provided that this indemnity shall not extend to damages proximately caused by Bank's own willful misconduct.

              (j)        Power of Attorney. Borrower confirms that the irrevocable power of attorney granted in the Loan Documents remains in full force and effect.

              (k)        Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Lender hereby submits to the non-exclusive jurisdiction of the state and federal courts located in the Northern District of California.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the first date above written.

SILICON VALLEY BANK

By:     ________________________

Title:  ________________________

EXABYTE CORPORATION

By:     ________________________

Title:  ________________________

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